G. BRAD BECKSTEAD
Certified Public Accountant
                                                330 E. Warm Springs
                                                Las Vegas, NV 89119
                                                       702.528.1984
                                                   425.928.2877efax




August 24, 2000


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of August 24, 2000, on the Consolidated Financial Statements of E-Com Technologies Corporation and its subsidiary for the six months ending June 30, 2000 and for the period from January 29, 1999 (Inception) to December 31, 1999, in any filings that are necessary now, or in the near future, to be filed with the US Securities and Exchange Commission.

Signed,


   /s/  G. Brad Beckstead
G. Brad Beckstead

G. Brad Beckstead, CPA
Nevada License #2701